Exhibit 99.1

NEWS RELEASE	#17-10

CARBO® Announces Second Quarter 2017 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (July 27, 2017) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the second quarter of 2017.

•	Revenue for the second quarter of 2017 of $43.6 million, an increase of 111% year-over-year and 26% sequentially.
•	Year-to-date 2017 revenue up 46% compared to the same period in 2016, anticipate full year 2017 revenue to grow at least 60% year-over-year.
•	Revenue mix and continued reduced fixed structural costs, resulted in an incremental adjusted EBITDA of approximately 61%, compared to the first quarter of 2017.
•	Subsequent to quarter end, received remaining $12.3 million under $65 million credit facility.
•	Subsequent to quarter end, signed agreement for the disposition of Russian proppant business for $22 million.

The Company reported revenues of $43.6 million and an operating loss of $23.7 million for the quarter ended June 30, 2017 compared to revenue of $20.7 million and an operating loss of $30.0 million in the same period of 2016.  The operating loss includes $11.1 million of costs primarily associated with slowing and idling production, two thirds of which is non-cash.

CEO Gary Kolstad commented, “Revenue continues to rebound and is now up 115% off the trough witnessed in the third quarter of 2016.  We made progress during the second quarter in expanding our opportunities in technology products and services, and in our industrial products and services.  Our efforts to reduce fixed structural costs resulted in increased fall-through on revenue growth.  These are the key parts of our strategy to strengthen and build upon the foundation that we believe will make CARBO a stronger company in the future.

“Although the oil and gas industry remains challenging, we are pleased with our technology product sales during the quarter.  We continue to find opportunities for our value-added, production enhancement technologies in a low commodity price environment that leaves many operators focusing primarily on upfront costs.  In addition, we saw revenue growth in the Fracpro® software, StrataGen® consulting, and base ceramic businesses.

“Frac sand continues to see strong demand as operators push the limits on the volumes of sand being pumped into today’s wells.  Given this demand, we are now at full utilization at our sand plant in Marshfield, Wisconsin.

“Our strategy to grow the industrial products and services business is proceeding.  We initiated several product tests with potential new clients, laid the groundwork to expand our sales channels and introduced two new products for testing during the second quarter of 2017.

“As we mentioned last quarter, we started plant trials at our facilities to produce products other than base ceramic proppant.  Those mineral processing plant trials have proven successful and have led to increased revenue generation in the second quarter of 2017.  We continue to develop additional opportunities within the industrial, agricultural and oil and gas industries to return our idle assets back to work.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Second Quarter 2017 Earnings Release

July 27,2017

“AssetGuardTM, our environmental business, improved on the back of increased oil and gas industry activity.  In addition, we started to capitalize on efforts to generate revenue from industrial opportunities during the second quarter of 2017.

“We continue to right-size our fixed costs to better align with activity levels.  During the second quarter of 2017, we made strategic decisions to reduce our distribution footprint through facility closures and subleasing of facilities, yet remain flexible enough to serve our client base.  We are also finding additional opportunities to sublease idled rail cars and generate revenue from rail cars dedicated to the frac sand business.

“Subsequent to quarter end, we met remaining post-closing conditions under our $65 million credit facility and received the remaining $12.3 million.  On a pro-forma basis, our cash balance at quarter end including this $12.3 million, stands at $62.9 million.  In addition, subsequent to quarter end, we signed a share purchase agreement to sell our Russian proppant business for $22 million and, subject to local regulatory approval, expect the closing of this transaction to occur in the third quarter of 2017.  This additional liquidity, coupled with our expectation for reduced cash burn in the second half of 2017, keeps our balance sheet strong,” Mr. Kolstad said.

Second Quarter 2017 Results

Revenues for the second quarter of 2017 increased 111%, or $22.9 million, compared to the same period of 2016.  The increase was primarily attributable to increases in technology product sales, frac sand sales, and environmental product sales.

Operating loss for the second quarter of 2017 was $23.7 million as compared to $30.0 million in the same period of 2016, primarily due to the increased sales combined with a reduction in certain fixed structural costs, and a decrease in slowing and idling expenses.

Technology and Business Highlights

•

QUANTUM™, a proprietary Propped Reservoir Volume™ (PRV™) imaging service, completed another field trial in the STACK during the quarter as the technology and service continues to be enhanced and perfected.  Operators continue to express strong interest in QUANTUM and its ability to visualize the location of the PRV to optimize well spacing and stimulation design.

•

KRYPTOSPHERE® HD was successfully pumped by another super major E&P company in a deep well in the Gulf of Mexico’s Lower Tertiary.  KRYPTOSPHERE HD provides higher conductivity than conventional bauxite-based proppant, is more resistant to cyclic loading and acids, and is significantly less erosive on frac pumps and downhole tools.

•

CARBONRT® ULTRA, an inert detection technology that is 100% environmentally safe as compared to radioactive tracers, was successfully deployed in the Powder River Basin to evaluate fracture height. The operator had previously used the technology to calibrate its fracture models and then pressure match the data and corresponding log results to help optimize its completion program.

•

CARBONRT ULTRA was also used to evaluate a re-fracturing operation for a previously stimulated zone in offshore Colombia. By utilizing CARBONRT ULTRA in both fracs and deploying a pulsed neutron logging tool both pre and post-frac, the log evaluation showed an increase in fracture height at the perforation interval. The technology used in this exploratory well, in conjunction with production and temperature logs, will allow the operator to optimize key reservoir characteristics.

•

SCALEGUARD®, a proppant-delivered scale-inhibiting technology, experienced another solid quarter with several new clients and increased use in the Permian basin.  A single scale inhibition treatment with SCALEGUARD can prevent production losses during the life of the well and dramatically reduce lease operating expenses.  Advances in product placement techniques have enabled GUARD technologies to be used in non-propped completions such as acid stimulations during the quarter.

CARBO Ceramics Second Quarter 2017 Earnings Release

July 27,2017

•

A successful SALTGUARD® field trial performed in the North East has demonstrated positive results after several months of salt inhibition and several new trials are scheduled to transition the technology into commercialization.  SALTGUARD inhibits salt buildup in the frac and wellbore in order to prevent production decreases, lower lease operating expenses and eliminate the need for costly fresh water injection and the associated disposal of the resulting saltwater.

•

In the Utica, a major E&P operator saw over a 30% increase in cumulative production after 250 days when using ceramic proppant, compared to an offset sand completion.  StrataGen® had performed a detailed evaluation of completion procedures and resulting productivity for this E&P operator.  From the study, StrataGen recommended modifications to their completions program including adopting the use of CARBO ceramic proppant.  The operator is planning to employ ceramic proppant as well as implement other StrataGen recommendations in future completions.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We continue to execute on our strategy to drive both revenue growth and profitability improvement.  The second quarter resulted in a 26% sequential revenue increase and strong sequential incremental operating margins.  We anticipate technology products, industrial ceramic products and mineral processing opportunities to lead our revenue growth and return to profitability, and now believe our revenue growth in 2017 will be at least a 60% increase over 2016.

“Although the commodity price environment remains tenuous in the oil and gas industry, we are optimistic about our oilfield business for the second half of 2017.

“Technology product sales are tracking as expected and existing second half of 2017 opportunities are strong compared to the first half of 2017.  KRYPTOSPHERE HD continues to see success in deep wells, specifically the Lower Tertiary Gulf of Mexico, where all super majors have now selected the product for use.  Currently, there are several wells slated for completion with KRYPTOSPHERE HD in the second half of 2017.  Additional technologies, such as SCALEGUARD, continue to grow as well.

“We expect the base ceramic business to see higher volumes in the second half as compared to the first half of 2017.  We are focused on improving the pricing.  We have had modest price increases in base ceramic over the last couple of quarters, and we expect this trend to continue as the industry should move from an inventory liquidation mode, into a mode of increased pricing to produce profit on manufactured proppant.  We believe the negative returns throughout the base ceramic industry should lead to increased industry pricing moving forward, given the basic logic that companies want to provide a positive economic return on business.

“The frac sand business has grown substantially this year and is part of delivering a complete suite of product offerings to our oil and gas clients.  Given the strong demand for frac sand, we ramped to full utilization at our Marshfield, Wisconsin sand plant during the second quarter of 2017.  We anticipate similar levels of sand sales in the third quarter of 2017 as compared to the second quarter of 2017.  In addition to increased sand volumes, we are also benefiting from rail car revenue generated from leased rail cars dedicated to this business.

“We believe the work completed in the second quarter of 2017, to solidify our industrial product offering and increase our sales channels, will allow us to continue to grow industrial products and services in the second half of 2017.  Our current product suite, including new products we are introducing in the industrial arena, should allow us to grow this business over the long-term.

“We believe AssetGuard, our environmental business, will generally follow industry activity in the second half of 2017.  Industrial product sales continue to be identified as we focus resources on growing this business.

“Given the sequential improvement in EBITDA in the second quarter of 2017, our expected revenue increases and benefits from fixed cost reductions, we believe our second half of 2017 cash burn and EBITDA should improve.

CARBO Ceramics Second Quarter 2017 Earnings Release

July 27,2017

“We are focused on returning CARBO to profitability, and believe our strategy to reduce reliance on any single business line will make us a stronger company in the future,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s second quarter 2017 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10109095

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 4th, 2017 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10109095.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.

CARBO Oilfield Technologies - is a global leader that provides engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.  Oilfield Technologies is the world’s largest producer of high quality ceramic proppant, provides one of the industry’s most widely used fracture simulation software, has proprietary technology that provides fracture diagnostics and production assurance, and offers consulting services for fracture design and completion optimization.  The Company also provides a range of technology solutions for spill prevention and containment.

Its products and services are sold to operators of oil and natural gas wells and to oilfield service companies for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Industrial Technologies - is a leading provider of high-performance industrial ceramic media products that are engineered to increase process efficiency, improve end-product quality and reduce operating costs.

Its products and services are primarily sold to industrial companies that work in manufacturing and mineral processing.

For more information, please visit www.carboceramics.com.

CARBO Ceramics Second Quarter 2017 Earnings Release

July 27,2017

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Second Quarter 2017 Earnings Release

July 27,2017

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands except per share)		(In thousands except per share)
Revenues	$43,572	$20,651	$78,242	$53,753
Cost of sales (see Cost of Sales Detail table below)	57,005	40,663	111,133	97,406
Gross loss	(13,433)	(20,012)	(32,891)	(43,653)
SG&A expenses	10,265	10,034	21,062	21,509
(Gain) loss on disposal or impairment of assets	—	(23)	—	925
Operating loss	(23,698)	(30,023)	(53,953)	(66,087)
Other expense, net	(1,623)	(1,615)	(3,524)	(2,336)
Loss before income taxes	(25,321)	(31,638)	(57,477)	(68,423)
Income tax benefit	(499)	(11,342)	(211)	(23,443)
Net loss	$(24,822)	$(20,296)	$(57,266)	$(44,980)
Loss per share:
Basic	$(0.93)	$(0.88)	$(2.15)	$(1.95)
Diluted	$(0.93)	$(0.88)	$(2.15)	$(1.95)
Average shares outstanding:
Basic	26,665	23,109	26,636	23,086
Diluted	26,665	23,109	26,636	23,086
Depreciation and amortization	$11,671	$12,157	$24,101	$24,448

Cost of Sales Detail	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2017	2016	2017	2016
Primary cost of sales	$45,896	$28,489	$87,921	$68,610
Slowing and idling production	10,797	13,515	22,009	23,222
Loss (gain) on derivative instruments	309	(824)	1,200	(597)
Other charges (gains)	3	(517)	3	6,171
Total Cost of Sales	$57,005	$40,663	$111,133	$97,406

Product Sales Volumes (in million lbs)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Ceramic	96	71	178	191
Northern White Sand	496	41	866	116
Total	592	112	1,044	307

CARBO Ceramics Second Quarter 2017 Earnings Release

July 27,2017

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(24,822)	$(20,296)	$(57,266)	$(44,980)
Interest expense, net	1,627	1,623	3,715	2,419
Income tax benefit	(499)	(11,342)	(211)	(23,443)
Depreciation and amortization (1)	11,509	12,157	23,391	24,448
EBITDA	$(12,185)	$(17,858)	$(30,371)	$(41,556)
Loss on disposal or impairment of assets	—	(23)	—	925
Other charges (gains)	3	(734)	3	6,410
Loss on derivative instruments	309	(824)	1,200	(597)
Adjusted EBITDA	$(11,873)	$(19,439)	$(29,168)	$(34,818)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

(1)

Depreciation and amortization for the three and six months ended June 30, 2017 excludes $162 and $710, respectively, of amortization of debt issuance costs and debt discount, which is included in interest expense, net, above.

Balance Sheet Information

	June 30,	December 31,
	2017	2016
	(in thousands)
Assets
Cash and cash equivalents	$39,361	$91,680
Restricted cash (current)	5,723	—
Other current assets	137,599	125,543
Restricted cash (long-term)	5,543	—
Property, plant and equipment, net	472,258	494,103
Goodwill	3,500	3,500
Intangible and other assets, net	8,674	8,631
Total assets	$672,658	$723,457
Liabilities and Shareholders’ Equity
Long-term debt, current	$—	$13,000
Derivative instruments (current)	2,490	1,599
Other current liabilities	24,153	20,205
Deferred income taxes	1,602	1,236
Long-term debt and related parties notes payable, net	74,116	67,404
Other long-term liabilities	4,141	3,443
Shareholders’ equity	566,156	616,570
Total liabilities and shareholders’ equity	$672,658	$723,457

Contact:
Mark Thomas, Director, Investor Relations

(281) 921-6458